Exhibit (k)(2)

CONFIDENTIAL

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of April 30, 2023 (the “Effective Date”) by and among:

1.

SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”) and SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS” and collectively with SS&C Tech, “SS&C”);

2.	CCAP Administration LLC, a limited liability company organized in the State of Delaware (“Administrator”); and

3.	Crescent Private Credit Income Corp., a corporation incorporated in the State of Maryland (“Company”).

Administrator and Company each may be referred to individually and collectively as “Client.” SS&C and Client each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)    “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority), regardless of the legal, equitable or other theory. Notwithstanding the foregoing, “Action” shall not include any ordinary course regulatory audits or routine regulatory requests for information.

(b)    “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)    “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)    “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)    “Client Data” means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Client and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)    “Confidential Information” means any information about Client or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)    “Data Supplier” means a supplier of Market Data.

(h)    “DPA” means the Cayman Islands Data Protection Act (2021 Revision), as it may be revised from time to time (“Act”), together with any applicable regulations made under the Act.

(i)    “EU GDPR” means the General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, the effective date of which is 25 May 2018, including any applicable data protection legislation or regulations implementing or supplementing it, and any successor legislation, in those jurisdictions in which relevant services are provided to Client by SS&C from time to time, and including any amendments or re-enactments of the foregoing. The terms “data subject”, “processor”, “controller”, “personal data” (such types as set out in Schedule C), “personal data breach” and “supervisory authority” have the meanings given to them in Article 4 (Definitions) of GDPR and Section 2 of DPA, as applicable personal data.

(j)    “EU Personal Data” means any personal data to the extent that EU GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the EU or the European Economic Area.

(k)    “GDPR” means the EU GDPR and the UK GDPR, as applicable.

(l)    “Governing Documents” means the constitutional documents of an entity all as amended from time to time.

(m)     “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(n)    “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(o)    “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(p)     “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(q)    “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(r)    “Services” means the services listed in Schedule A, as may be amended from time to time, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(s)    “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(t)    “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services. SS&C Property shall not include Client Data and Confidential Information about Company or Administrator, provided that Market Data shall remain SS&C Property subject to Section 3.4

(u)    “Standard Contractual Clauses” means the standard contractual clauses for the transfer of personal data to third countries pursuant to the GDPR, as set out in the Annex to European Commission Implementing Decision (EU) 2021/914 of 4 June 2021 (or any subsequent clauses that may amend or supersede such standard contractual clauses (to include the UK Addendum to the extent required under the UK GDPR)). For the purpose of this Agreement, “UK Addendum” means the UK Addendum to the Standard Contractual Clauses published by the UK supervisory authority, the Information Commissioner’s Office and effective 21 March 2022.

(v)    “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(w)    “UK GDPR” means the Data Protection Act 2018 and the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 as modified by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and including any amendments or re-enactments of the foregoing, in each case, to the extent applicable to Client and/or SS&C in the receipt of or provision of, Services under this Agreement.

(x)    “UK Personal Data” means any personal data to the extent that UK GDPR applies to the processing of such personal data or the extent that a data subject is a resident of the United Kingdom.

1.2.    Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.    Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

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1.4.    Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.    The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.    Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Client with reasonable care, skill, prudence and diligence. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Client requests to change the Services, including those necessitated by a change to the Governing Documents of Company, or changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.    Client agrees to pay the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter, dated April 30, 2023 (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3.    In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or, with the prior written consent of Client, other Persons (and any required Client consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate as sub-processor to comply with the relevant delegated duties and obligations of SS&C including those set out in Section 9 (Data Protection), and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Client when making any material changes in sufficient detail to provide transparency and to enable Client to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any delegate.

2.4.    The Parties will work together in good faith to draft a Service Level Agreement (an “SLA”) regarding the Services within 90 days of the Effective Date that will provide, among other items, deliverables, timelines and other details. The Services will be measured and monitored using Service Levels as agreed in writing in an SLA. The Service Levels are for operational purposes only and the failure by either Party to comply with or perform one or more of the Service Levels or its corresponding dependencies shall not alone and in isolation constitute a breach of this Agreement.

3.	Company and Administrator Responsibilities

3.1.     The management and control of Company is vested exclusively in Company’s governing body (i.e., the board of directors of Company), subject to the terms and provisions of Company’s applicable Governing Documents. Company, Administrator or investment advisor are responsible for and will make all decisions, perform all management functions relating to the operation of Company and authorize all transactions. Without limiting the foregoing, Client shall:

(a)    Designate properly qualified individuals to the Services and establish and maintain internal controls, including monitoring the ongoing activities of Company.

(b)    Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)    Provide, or cause to be provided, and accept responsibility for, valuations of assets and liabilities in accordance with Company’s written valuation policies, as applicable.

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(d)    Provide SS&C with timely and accurate information including trading and investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.    The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Client and do not limit or modify Client’s responsibility for determining the value of Company’s assets and liabilities.

3.3.    Company and Administrator are each solely and exclusively responsible for ensuring that it complies with applicable Law and its respective Governing Documents. It is the Client’s responsibility to provide all final Governing Documents related to the Company as of the Effective Date. The Client will notify SS&C in writing of any changes to the Company Governing Documents related to cannabis, cannabinoids, or cryptocurrency investments, and/or that may materially impact the Services and/or that affect the Company’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring Client’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.    In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Client in connection with the Services and (ii) not be (A) disseminated by Client to any Person other than the Company’s investment advisers, independent public accounting firm, Board and officers, as necessary, strictly for use in their provision of services to Company or (B) used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice; provided that, SS&C will use commercially reasonable efforts to provide Client with prompt notice in the event that such access and delivery is likely to be interrupted. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Client or any other Person including the Company’s investment advisers, independent public accounting firm, Board and officers for any Losses with respect to Market Data, reliance by SS&C Associates or Client on Market Data or the provision of Market Data in connection with this Agreement.

3.5.    Client shall deliver, and use commercially reasonable efforts to procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Company Governing Documents and any agreement between Administrator and Company. Client shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.    Subject to Section 6, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder without further enquiry or liability; provided that, notwithstanding Section 6, SS&C Associates shall be entitled to rely on information provided by Client and their Affiliates and agents so long as such reliance is in good faith.

3.7.    Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Client, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Client will make available to and SS&C Associates may request advice from counsel for any of Client, Company’s independent board members, or Client’s officers, each at the Client’s expense.

4.	Term

4.1.    The initial term of this Agreement will be from the Effective Date through December 31, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C or Client provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.    SS&C or Client also may, by written notice to the other, terminate this Agreement if any of the following events occur:

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(a)    The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)    The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Company or Administrator, either becomes subject to a material Action or an Action that SS&C reasonably determines could cause SS&C reputational harm (including any Action against an investment adviser, sub-adviser, or other affiliated service provider of Client), (v) where the other party is SS&C, it becomes subject to a material Action involving fraud, willful misconduct, criminal activities or material violation of applicable Law specifically with respect to SS&C’s actions or inactions in its capacity as a provider of fund administration services including transfer agency services that Client reasonably determines could cause Client reputational harm, or (vi) where the other Party is Client, material changes in Client’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or does not comply with SS&C’s internal policies related to cannabis, cannabinoids, or cryptocurrency investments as explained to Client.

If any such event occurs, the termination will become effective immediately on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event. For purposes of this Section 5.1, Administrator and Company shall each be considered a separate Party.

5.2.    Upon at least 90 calendar days’ prior written notice, Client may terminate if Company liquidates, terminates or suspends its business; provided, that Client will remain responsible for the lesser of (i) the minimum fees payable under this Agreement through the remainder of the then-current Term or (ii) the fees payable in accordance with the terms of this Agreement during such notice period.

5.3.    Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to Client, or any other Person(s) designated by such Client, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid. In the event that Client wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate.

5.4.    Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2, 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1.    Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Client shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim between the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Client on a quarterly basis prior to the final disposition of such matter upon receipt by Client of an undertaking by SS&C to repay such amount if it shall be

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determined that an SS&C Associate is not entitled to be indemnified. Upon the assertion of a Claim for which Client may be required to indemnify SS&C, SS&C shall notify Client of such assertion, and shall keep Client advised with respect to all material developments concerning such Claim. Client shall have the option to participate with SS&C in the defense of such Claim and SS&C shall reasonably allow such participation. SS&C shall in no case confess, compromise or settle the Claim in any case in which Client may be required to indemnify it except with the prior written consent of Client, which consent shall not be unreasonably delayed, withheld or conditioned. The maximum amount of cumulative liability of SS&C Associates to Client for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting solely from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed three times the fees paid by that Client to SS&C under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

6.2.    With the exception of Market Data, SS&C shall indemnify, defend, and hold harmless Client and its respective Affiliates, members, shareholders, directors, officers, partners and employees from and against Losses (including reasonable legal fees and costs to enforce this provision) that Client or its respective Affiliates suffer, incur, or pay as a result of any Claim brought by a third party that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to extent such infringement is a result of or arises out of (i) improper use of the Services or any SS&C Property by Client or its respective Affiliates, (ii) modifications to the Services or SS&C Property made by Client or its respective Affiliates not previously authorized in writing by SS&C, (iii) Client or its respective Affiliates not complying with instructions or designs required by SS&C, (iv) use of the Services or SS&C Property by Client or its respective Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C Property by Client or its respective Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, SS&C. SS&C may discharge its indemnity obligation by, at its sole option and expense (a) procuring any right to allow Client to continue to receive the infringing part of the Services, (b) modifying, amending or replacing the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminating the infringing part of the Services, provided that SS&C shall in such case refund any fees paid in advance by the Client with respect thereto.

6.3.    Except with respect to all amounts payable by an indemnifying Party as a part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

6.4.    Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Company, SS&C’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Company where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Company’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.    Each Party represents and warrants to each other Party that:

(a)    It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

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(b)    Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)    It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)    The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.     Administrator represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Administrator and Company and that all such instructions and directions are consistent with the Governing Documents and other corporate actions of Client and Company and (iii) it will promptly notify SS&C of (1) any material Action against it and (2) changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services.

7.3.    Company represents and warrants to SS&C that it is a closed-end management investment company and, prior to the provision of Services hereunder, shall have elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended.

7.4.	SS&C represents and warrants to Client that:

(a)

To its knowledge, none of the software owned or licensed by SS&C and made accessible by SS&C to Client in connection with the Services contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Client Data maintained by SS&C.

(b)

It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Client with a summary of its business continuity policies, will test its business continuity procedures at least annually.

(c)

It has implemented and maintains policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Personal Information and Confidential Information maintained by SS&C.

(d)

SS&C maintains and shall maintain for the duration of the effectiveness of this Agreement and for 1 year following the termination or expiry of this Agreement with insurers of good reputation and financial standing: (i) Commercial General Liability insurance in commercially reasonable amounts, (ii) Workers’ Compensation and Employers’ Liability insurance, in each case to the extent required by applicable law, covering all SS&C Associates performing services, and (iii) Professional Liability (Errors & Omissions and Cyber Liability) insurance coverage in commercially reasonable amounts.

(e)

SS&C GIDS, Inc. (or its Affiliate, Assignee or Successor that provides similar Shareholder Recordkeeping, Transfer Agency and Investor Services as listed under Schedule A, Section E of this Agreement) is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including Section 17(A)(c) of the 1934 Act.

8.	Client Data

8.1.    Client will (i) provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Client, all Client Data shall remain the property of the applicable Client. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted

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under Section 11.2. SS&C shall be permitted to act upon instructions from Client or Management with respect to the disclosure or disposition of Client Data related to Company, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.    SS&C shall maintain and store material Client Data used in the books and records of Company for at least a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

8.3     Client Reviews. Upon at least 30 days’ written notice from Client to SS&C, Client, through its staff or agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over the Client (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Client shall accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Client shall:

(a)    Pay SS&C costs, provided that Client shall not be responsible for SS&C’s own internal costs associated with SS&C personnel supervising such Review or performing such tasks are reasonably necessary to allow Client to perform such Review.

(b)    Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(c)    Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Client shall provide to SS&C upon request).

(d)    Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

9.	Data Protection

9.1.    From time to time and in connection with the Services, SS&C may obtain access to and process certain personal data from Client and, if applicable as processor on behalf of Client. Personal data relating to Client and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents will be processed by and on behalf of SS&C. The Parties acknowledge and agree that, with regard to the processing of such personal data, Client is the controller and SS&C is the processor acting on behalf of Client.

9.2.    For the purpose of GDPR and DPA and to the extent GDPR and/or DPA, as applicable, applies to Company as Controllers and SS&C as Processor in the provision of Services under this Agreement, the Parties acknowledge that SS&C acts as the Processor and Company acts as the Controller(s) of such personal data, as is processed under this Agreement for the purpose of performing the Services. The subject matter, duration, nature, purpose, type of personal data, and the categories of data subjects in respect of the processing of the personal data are set out in Schedule C. The Parties shall, acting reasonably, from time to time agree such changes to Schedule C as necessary to meet the requirements of GDPR and/or DPA, as may be applicable.

9.3.    In processing the personal data on behalf of Client, SS&C acting as a processor shall:

(a)    comply with its applicable obligations as a processor under (i) GDPR, including those requirements set out in Articles 28 (Processor), 29 (Processing under the authority of the controller or processor), Article 30 (Records of processing activities), 31 (Cooperation with the supervisory authority) and 32 (Security of processing) of GDPR, and (ii) DPA, if any, and implement and maintain appropriate technical and organizational measures in relation to the processing of personal data designed to ensure the security of any processing of personal data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(b)    not disclose or use any personal data obtained from or on behalf of Client, except in accordance with the documented lawful instructions of Client, to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, this Agreement, and to comply with applicable Law including GDPR and DPA;

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(c)    notify Client without undue delay after becoming aware of a relevant personal data breach and provide reasonable assistance to Client in its notification of that personal data breach to the relevant supervisory authority and those data subjects affected as set out in Articles 33 (Notification of a personal data breach to the supervisory authority) and 34 (Communication of a personal data breach to the data subject) of GDPR and the equivalent provisions of DPA, in each case taking into account the nature of processing and the information available to SS&C. Upon becoming aware of a personal data breach, Client is responsible for making notifications related to a personal data breach that Client is required to make by applicable Law;

(d)    provide reasonable assistance to Client in its obligations to respond to requests from data subjects in relation to the exercise of data subjects’ rights laid down in GDPR and/or DPA, as applicable, insofar as possible by appropriate technical and organizational measures taking into account the nature of the processing and the information available to SS&C;

(e)    provide reasonable assistance to Client in its data protection impact assessment and its prior consultation with the relevant supervisory authority as set out in Articles 35 (Data Protection Impact Assessment) and 36 (Prior Consultation) of GDPR, taking into account the nature of processing and the information available to SS&C. Staff time in excess of 10 hours per services agreement in any year shall be chargeable at SS&C’s standard rates together with any expenses;

(f)    only grant access to the personal data to:

(i)	employees or other personnel who require access to the personal data to enable SS&C to perform its obligations under the Agreement;

(ii)	any persons who require access to the personal data to enable SS&C to perform its obligations under this Agreement; or

(iii)	as permitted under Section 2.3;

and, in each case, ensure that such Persons are subject to a duty of confidence in respect of the personal data;

(g)    only transfer the personal data to, or access or process the personal data in, any country outside the European Economic Area (in the case of EU Personal Data) and UK (in the case of UK Personal Data) and the Cayman Islands in accordance with the EU GDPR, UK GDPR, and DPA, as applicable, and including, where applicable, as a result of a data transfer agreement containing the relevant Standard Contractual Clauses (deemed equivalent in the Cayman Islands for the purpose of DPA);

(h)    at the request of Client and upon reasonable notice and access arrangements agreed in writing with Client: (i) make available to Client all information necessary to demonstrate SS&C’s compliance with the obligations laid down in this Section 9 (Data Protection) and (ii) allow for and contribute to audits, including inspections, conducted by Client or Client’s designated auditor and/or any Government Authority in each case taking into account the nature of processing and the information available to SS&C;

(i)    on termination of this Agreement or as otherwise instructed by Client, return to Client or erase (on Client’s election) the personal data (including all existing copies thereof) to Client, and as instructed by Client, in accordance with the terms of this Agreement and provide Client with written confirmation of any such erasure, provided that SS&C shall be entitled to retain the personal data to the extent required by, and in accordance with, applicable Law and subject to the confidentiality obligations set forth in Section 11; and

(j)    promptly notify Client and provide reasonable assistance, where it becomes aware of any data subject complaint in relation to the handling of personal data, or any communication by a relevant supervisory authority in relation to the personal data, which is in each case processed pursuant to this Agreement (unless the relevant Party is prohibited from making such notification under any applicable Law or by any Governmental Authority).

9.4.    Client shall comply at all times with its applicable obligations as a controller under GDPR and DPA, as applicable, and agrees to ensure that all relevant data subjects for whom SS&C will process personal data on Client’s behalf as contemplated by this Agreement are fully informed of such processing, including, where relevant, the processing of such data outside the European Union (in the case of EU Personal Data), the United Kingdom (in the case of UK Personal Data) and the Cayman Islands and if applicable provide consent for GDPR and/or DPA compliance purposes.

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9.5.    For the purposes of this clause the following terms shall have the following respective meanings:

(a)

“CCPA” means the California Consumer Privacy Act of 2018, California Civil Code § 1798.100 to 1798.199, effective January 1, 2020, as amended by the California Privacy Rights Act of 2020, effective January 1, 2023 and their respective implementing regulations.

(b)

“Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, Client in connection with performing its obligations pursuant to this Agreement.

(c)	“Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider”, “Share” and “Verifiable Consumer Request” have the meanings given in Section 1798.140 of CCPA.

To the extent CCPA applies to Client as a Business and SS&C as a Service Provider in the receipt and/or provision of Services under this Agreement, the Parties hereby agree the following:

(a)	SS&C as a Service Provider shall not:

(i)	Sell or Share Personal Information;

(ii)	retain, use or disclose any Personal Information for any purpose other than:

1.	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement;

2.	in accordance with Client’s lawful instructions;

3.	outside of the direct business relationship between SS&C and Client; or

4.	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA.

(iii)	combine Personal Information with personal information received from or on behalf of another person or collected from SS&C’s own interactions with individuals.

(b)	SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)	SS&C shall notify Client on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)

The Parties agree that Client may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Client’s obligations under CCPA and, upon written notice to SS&C, stop and remediate the unauthorized use of Personal Information.

(e)

SS&C shall provide Client with reasonable assistance in Client’s obligations to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Client’s written direction, SS&C shall delete, or enable Client to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal information if it is reasonably necessary for the Business of the Service Provider to maintain the Consumer’s Personal information in accordance with CCPA, including the purposes described in Section 1798.105.

(f)

Client agrees that it shall comply at all times with its own applicable obligations as a Business under CCPA. Client agrees to ensure that all relevant Consumers for whom SS&C will process Personal Information on Client’s behalf as contemplated by this Agreement are fully informed concerning such processing, including, where relevant, the processing of such Personal Information outside the State of California and if applicable provide consent for CCPA compliance purposes.

9.6.    Without prejudice to SS&C’s obligations under Section 9.3, SS&C will implement and maintain reasonable technical, administrative and physical safeguards to protect Client Data from accidental, unauthorized, or unlawful

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destruction, loss, alteration, disclosure, or access, which safeguards shall include: (i) encryption during the transmission or storage of Client Data, (ii) installation and maintenance of firewalls configured to protect Client Data, (iii) use of automatically updating anti-virus software on devices used in providing the Services, (iv) an intrusion and vulnerability management program, (v) tracking and monitoring access to network resources and Client Data, (vi) control access to physical hardware that contains Client Data, (vii) distributed denial of service mitigation services, (viii) a reasonable program for disposal of documents and media containing Client Data, and (ix) procedures for the maintenance of Client Data.

9.7.    Without prejudice to SS&C’s obligations under Section 9.3, SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Data maintained by SS&C (“Data Breach”) and, unless prohibited by applicable Law or if it would materially compromise SS&C’s investigation, notify Client on a timely basis following any Data Breach. Client is responsible for making notifications related to a Data Breach that Client is required to make by applicable Law and SS&C will work with Client in good faith to allow Client to make any notifications required by applicable Law. SS&C will promptly seek, in conjunction with Client, to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Client the corrective actions. SS&C will reasonably cooperate with Client in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.8.    At the request of Client, on an annual basis (and subject to a written disclaimer and indemnity, SS&C will provide Client with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon Client written request, SS&C shall meet with Client to discuss the reports and respond to Client’s inquiries with respect thereto, including providing a summary of SS&C’s remediation plans for any material deficiencies noted in the reports.

9.9.    Client acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of Client, and make such consolidated data available to clients of the analytics products and services. Client hereby consents to the use by SS&C of Client Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C will not disclose shareholder names or other personal identifying information, or information specific to or identifying Client or any information in a form or manner, which could reasonably be utilized to readily determine the identity of Client or its shareholders.

9.10.    Any provision of this Agreement that expressly or by implication should come into or continue in force on or after termination of the Agreement in order to protect the personal data will remain in full force and effect.

10.	SS&C Property

10.1.    SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Client nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Client shall not (unless required by applicable Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.    Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.    Each Party may disclose the other Party’s Confidential Information:

(a)    In the case of Client, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Client Representative”) who need to know such information for the purpose of carrying out Client’s duties under, or receiving the benefits of or enforcing, this Agreement. Client shall ensure compliance by Client Representatives with Section 11.1.

(b)    In the case of SS&C, to Client and each SS&C Associate, Client Representative, investor, Client bank or broker, Client counterparty or agent thereof, or payment infrastructure provider who needs to know

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such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)    As may be required by applicable Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by applicable Law or its internal policies.

11.4.    SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and, subject to Section 11.2(c), may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.    Upon the prior written consent of Client, SS&C shall have the right to identify Client in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C (which shall not be unreasonably delayed, withheld or conditioned), Client shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering and registration documents of Company. This Agreement shall not prohibit SS&C from using any Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Client is not named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Client, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Client or some other Person, Client will reasonably cooperate with any request by SS&C to include such notices. Client shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to Client’s securities, products or services, verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Client, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Client, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.    Except as otherwise provided herein, all notices required or permitted under this Agreement or required by applicable Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

          General Counsel

E-mail:    [Redacted.]

If to Client:

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c/o Crescent Private Credit Income Corp.

11100 Santa Monica Blvd., Suite 2000

Los Angeles, California 90025

Attention: George P. Hawley

E-mail: [Redacted.]

13.	Miscellaneous

13.1.    Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.    Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the non-assigning Party, which consent shall not be unreasonably denied, delayed or conditioned, provided however that SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Client consent, Client may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3.    Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.    Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Client or any other Person for, and Client hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.    Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.    Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Client understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.    No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between the Parties.

13.9.    No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Client will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in connection with the provisions of the Services without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general

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advertising not targeted specifically at any or all SS&C Associates. If Client employs or engages any SS&C Associate who has been materially involved in connection with the provision of the Services, during the term of this Agreement or the period of 12 months thereafter, Client shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10.    No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.    Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Client in any Action to which Client or Management is a party or otherwise related to Client (other than an Action between SS&C and Client), Client shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith, except to the extent resulting solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.

13.13.    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.    Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Client custodian banks (custody and Company accounting services) and administrators (blue sky and Company administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*        *        *

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This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc. SS&S GIDS, Inc.		CCAP Administration LLC

By:	/s/ Bhagesh Malde	By:	/s/ Kirill Bouek
Name:	Bhagesh Malde	Name:	Kirill Bouek
Title:	Authorized Signatory	Title:	Controller

Crescent Private Credit Income Corp.

By:	/s/ Kirill Bouek
Name:	Kirill Bouek
Title:	Chief Financial Officer

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Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House.

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution.

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation.

(vi)	“IRA” shall mean Individual Retirement Account.

(vii)

“investor” means an equity owner in Company, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(viii)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(ix)	“Program” shall mean NSCC Networking, Fund Serv or other DTCC program.

(x)	“TA2000 System” shall mean SS&C GIDS’ TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.

Client acknowledges that SS&C’s ability to perform the Services is subject to SS&C’s timely receipt of all Client Data, the then most current version of Company Governing Documents and required implementation documentation and SS&C application user forms, and the receipt of such information in an accurate and complete form, and in electronic file format, acceptable to SS&C.

4.	Client acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

Client and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Client and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Client informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Client under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

5.

Notwithstanding anything in this Agreement to the contrary, SS&C GIDS is responsible for providing the Services listed under Section E “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section F “AML,” and SS&C Tech is responsible for providing all other Services.

6.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Client of the duties and obligations listed.

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B.	Accounting and Administration

1.	Set-up and onboarding:

(i)	Review Client Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Create and populate in SS&C’s systems applicable entities, charts of accounts and investor information.

(iii)	Develop financial statement templates and management reporting as agreed in writing between SS&C and Client (additional fees apply for custom reporting).

2.	Maintain the general ledger and source journals for Client.

3.

Record the following transactions/items: (i) investor contributions and distributions (ii) investment transactions (e.g., purchases, sales and loans), (iii) investment income, (iv) fair value adjustments, (v) interest and dividend income, (vi) organizational and operating expenses, (vii) credit facilities tracking (e.g., interest expenses, balances, accrued interest and rates) and (vii) management and incentive fees.

4.	Prepare monthly work paper packages as agreed in writing between the Parties.

5.

Coordinate the quarterly review and the annual audit between Client and Client auditor, including establishing timelines for SS&C deliverables, and answering questions as appropriate. If requested by Client in writing, prepare Client’s draft quarterly and annual financial statements and accompanying materials, as agreed in writing. In the event SS&C is requested to prepare financial statements:

(i)

Client shall (I) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (II) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (III) provide all required disclosure of regulatory status, (IV) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (V) approve all information prepared on behalf of Client and provided to the auditor.

(ii)	Notwithstanding anything in this Agreement to the contrary, Client has ultimate authority over and responsibility for its financial statements.

6.	Prepare and review Client bank account reconciliations and required schedules on a daily basis, as agreed in writing.

7.	On-line access:

(i)

Provide Client online access to a Web Portal with read-only access to the portfolio accounting modules and any such other online services or applications (including Geneva Web Reporting) as agreed in writing between the Parties.

8.	Prepare U.S. Federal income tax Forms 1099-MISC and 1099-NEC in respect of payments to Client directors or other Persons as agreed in writing with Client.

C.	GoWire

1.

Establish and maintain procedures for wire transfers from Client bank accounts using SS&C’s Web Portal for Client wire authorization, as may be amended from time to time as agreed in writing by the Parties. Client must approve all wires in the system and through a call back to Client from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2.

Assist in processing payments from Client bank accounts for the purposes of paying Client expenses and, only with respect to entities for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases based upon instructions from Client.

3.	Provide Client online access to GoWire to approve payees, payment instructions and retrieve other applicable information.

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4.

Client is responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Client (“Client Access Credentials”). Client shall notify SS&C immediately in writing in the event that (i) any Client Access Credentials are lost, stolen, or improperly disclosed to a third party or the security of any Client Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Client Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of Client.

D.	Bank Loan Processing

1.	Provide trade processing support for loan transactions including recording trade settlements, reconciliation of settlements and tracking associated loan documentation.

2.	Provide asset servicing support related to loan positions including liaising with the loan agent on various aspects of loan maintenance and reconciliation.

3.	Provide payment information to Client for review through SS&C’s wire payment application with respect to loan payments, drawdowns and other loan life cycle events.

4.	Obtain and maintain static data on loan facilities subject to receipt from the applicable agent bank

5.	Provide loan information reporting (e.g., trade blotter, market value position report and loan contract position report) to Client.

6.	Store agent bank notices received with respect to loan positions and make available to Client in a format as agreed in writing with Client.

7.	Maintain accrued income in the account systems based on loan contract details subject to receipt of the agent bank notices.

E.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:

(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;

(ii)

maintain shareholder accounts on the records of Company on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Company, Company’s distributor, manager or managing dealer, Company’s investment adviser, Company’s sponsor, Company’s custodian, or Company’s administrator and any other person whom Company names on Schedule B, as may be amended by time to time by the Company upon written notice to SS&C GIDS (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if a Company participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:

(a)

accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

(b)	issue instructions to Company’s banks for the settlement of transactions between Company and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	provide account and transaction information from Company’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintain shareholder accounts on TA2000 through the Programs;

(iv)	provide transaction journals;

(v)	prepare shareholder meeting lists for use in connection with any shareholder meetings and certify a copy of such list;

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(vi)

Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or 1099 data file, as applicable, to Company’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Company;

(viii)	prepare and provide, in electronic format, to Company’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of Company and other confirmable transactions in shareholders’ accounts,

(b)	copies of shareholder statements, and

(c)	shareholder reports and prospectuses provided by Company;

(ix)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Client;

(x)	maintain those records necessary to carry out SS&C GIDS’s duties hereunder, including all information reasonably required by Company to account for all transactions on TA2000 in Company shares;

(xi)

calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Company shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Company’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence;

(xiii)	arrange the mailing to dealers of confirmations of wire order trades;

(xiv)

process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)

provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Company on TA2000. For clarification, with respect to obligations, Company is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Company in each jurisdiction in which it is sold. SS&C GIDS’s sole obligation is to provide Company access to the Blue Sky module of TA2000 with respect to purchases of shares of Company on TA2000. It is Company’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy. SS&C GIDS is not responsible in any way for claims that the sale of shares of Company violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Company that such sales do not comply with the parameters set by Company for sales to residents of a given state);

(xvi)	provide to Company escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)

as mutually agreed upon by the Parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective

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shareholders of Company and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Company to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Company, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)

support Company repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)

in order to assist Company with Company’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Company, pursuant to Section F hereto;

(xx)

as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)

upon request of Company and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Company under the terms of this Schedule and the Agreement.    Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.

At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section E.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.

SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Company’s instructions, prospectus or application as amended from time to time, for Company, provided SS&C GIDS is advised in advance by Company of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features.

4.

Company acknowledges that SS&C GIDS is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C GIDS and/or for Company. As part of such support, Company acknowledges that such SS&C Affiliates may access Company Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

5.

Company shall add all new Companies to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new Companies are generally consistent with services then being provided by SS&C GIDS under the Agreement. If less than 60 days’ prior notice is provided by Company, additional ‘rush’ fees may be applied by SS&C GIDS. Rates or charges for additional Companies shall be as set forth in Fee Letter for the remainder of the contract term except as such Companies use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C GIDS’s then-standard pricing schedule.

6.

The parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Company with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Company and

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that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Company agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Company with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Company in this regard.

7.

Company instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring accounts made available by Company. Company acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

8.

If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Company and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Company’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Company.

10.

Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Company’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized. SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized or instructed by Company.

11.	Changes and Modifications.

(i)

SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Company will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Company in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Company is given thirty (30) days’ prior notice to allow Company to change its procedures and SS&C GIDS provides Company with revised operating procedures and controls.

(i)

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS. The parties recognize that during the Term of this Agreement Company will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Company or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Company hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Company hereby grants SS&C GIDS a perpetual, nonexclusive license for the sole purpose to incorporate and retain in such Deliverable(s) Confidential Information of Company. All Confidential Information of Company shall be and shall remain the property of Company.

12.	Company Obligations.

(i)	Company agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Company will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.

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(iii)

Company will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that impacts the services provided by SS&C GIDS under the Agreement.

(iv)

If at any time Company receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Company’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Company’s shares, Company or Sponsor will give prompt notice thereof to SS&C GIDS.

(v)

Company shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Company or (ii) third party administrators of group retirement or annuity plans, unless Company either (1) provides SS&C GIDS with a minimum of 12 months’ notice before the accounts are deconverted from SS&C GIDS, or (2), if 12 months’ notice is not possible, Company shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

13.	Compliance.

(i)

SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Company, its investment adviser or managing dealer, or its or SS&C GIDS’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Company under applicable law that SS&C GIDS has not agreed to perform on Company’s behalf under this Schedule or the Agreement shall remain Company’s sole obligation.

14.	Bank Accounts.

(i)

SS&C GIDS, acting as agent for Company, is authorized (1) to establish in the name of, and to maintain on behalf of, Company, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit funds SS&C GIDS receives for payment of dividends, distributions, purchases of Company shares, redemptions of Company shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Company provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Company business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement. SS&C GIDS, acting as agent for Company, is also hereby authorized to execute on behalf and in the name of Company, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Company shall be liable on such agreements with the Bank as if it itself had executed the agreement.

(i)

SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.

Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will

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maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)

Annual purges by August 31: SS&C GIDS and Company shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Company to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Fee Letter.

(ii)

Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)

Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Fee Letter, or as otherwise mutually agreed, then Company may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.

Disposition of Books, Records and Canceled Certificates. SS&C GIDS may send periodically to Company, or to where designated by Company, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Company under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Company without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

F.	AML

1.

SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine. In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Company or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided. SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Company has (or, if applicable and defined below, Company AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Companies

2.

Notwithstanding the ability of Company to delegate the maintenance of certain AML procedures to SS&C, Company is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks. SS&C will disclose to Company if SS&C files, on its own behalf, a suspicious activity report in relation to Company, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

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3.

With respect to Companies that are U.S. domiciled, relying on external services as well as information provided on Company subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

G.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Client.

(iv)	Is not responsible for determining the valuation of Client’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Client.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Client.

(vii)	Is not Client’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.

It is the responsibility of Client to safeguard all passwords and any other login credentials; for all purposes of this Agreement SS&C shall be entitled to assume that any user of such credentials is an authorized representative of Client.

3.

If SS&C allows Client, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)

Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Client shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Client or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Client shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)

SS&C grants to Client a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Client will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)

Client will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Client will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

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(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Client hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Client as soon as reasonably practicable of such action.

4.

Notwithstanding anything in this Agreement to the contrary, Client has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Client and are subject to review and approval by Client’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

5.

SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Client agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s good faith discretion, excessive.

6.	Reports and information shall be deemed provided to Client if they are made available to Client online through SS&C’s Web Portal.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between Company and SS&C GIDS, Company authorizes the following Company personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by Company by providing SS&C GIDS with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS’s receipt of the document and shall be incorporated into the Agreement.

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SCHEDULE C

Information relating to the processing of Personal Data

Subject matter of processing	Personal data, as summarized below, transferred by or on behalf of Client or otherwise obtained by SS&C or its Affiliates as processor in connection with the Services.

Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, to the extent required by applicable Law, or as agreed between the Parties in writing.

Nature and purpose of processing	For the purposes of the Services.

Types of Personal Data	Information relating to identified or identifiable natural persons, such as name, gender, date of birth, age, nationality, photographs; home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address; bank account number, source of funds, personal net worth, details of investment activities; passport number, driver’s licence number, social security or national insurance number, or other tax identification number.

Categories of data subjects	Natural persons connected with Client business, such as investors and individuals associated with investors, including their directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners.

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